For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES BOARD EXPANSION
AND APPOINTMENT OF NEW BOARD MEMBER

SEGUIN, Texas, June 1, 2021 -- Alamo Group Inc. (NYSE: ALG) today announced that it has expanded the membership of its Board of Directors from seven to eight members and has appointed Jeffery A. Leonard as a new member of the Board, effective June 1, 2021. As previously announced, Mr. Leonard succeeded Ronald A. Robinson as President and Chief Executive Officer of the Company, effective May 31, 2021.

About Alamo Group

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,075 employees and operates 27 plants in North America, Europe, Australia and Brazil as of March 31, 2021. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.